State Street Capital Trust

                         Amendment No. 1 to the By-Laws

         That the first sentence of Section 3.6 of Article III of the By-Laws of the State Street Capital Trust is hereby amended to read as follows:

        "Unless otherwise determined by the Trustees, the President shall be the Chief Executive Officer of the Trust."

Effective as of:                        /s/ Constantine Hutchins, Jr.
September 30, 1992                          -------------------------
                                            Constantine Hutchins, Jr.
                                            Secretary